Exhibit 99.1

NEWS RELEASE for August 6, 2007 at 6:00 a.m. EDT

Contact:	Allen & Caron	Digirad Corporation
	Dan Matsui (investors)	Todd Clyde
	Len Hall (media)	Chief Financial Officer
	949 474 4300	858 726 1600

DIGIRAD REPORTS 2007 SECOND-QUARTER, SIX-MONTH FINANCIAL RESULTS

Net Income on Higher Margins for Quarter, Six Months; Positive Free Cash Flows

POWAY, Calif.—August 6, 2007—Digirad Corporation (Nasdaq: DRAD), a leading provider of diagnostic imaging systems and services to physicians’ offices, hospitals and other medical services providers, today reported net income of $238,000, after stock-based compensation expense, for the second quarter ended June 30, 2007, compared to a net loss of $1.2 million for second-quarter 2006. For six months, the Company reported net income of $312,000, after stock-based compensation expense, compared to net losses of $4.0 million for the same period a year ago.

Chief Executive Mark Casner commented: “We are pleased to report improved earnings, including our second consecutive quarter of profitability, and a return to positive free cash flow. Revenues are also in a sequential quarterly growth trend. That said, accelerating revenue growth is our principal focus. We are also pleased to note the integration of recently acquired Ultrascan, our first step in diversifying our business, is progressing according to plan.”

Consolidated revenues for the quarter were $18.8 million, compared to $19.0 million for second-quarter 2006. DIS revenue, including revenue from our May 1, 2007, acquisition of Ultrascan, was $13.3 million, which included no stress agent sales, compared to DIS revenue for second-quarter 2006 of $13.4 million, which included stress agent revenue of $854,000. For the quarter, DIS operated 130 units in service with an overall asset utilization rate of 60%, compared to 80 units in service and an asset utilization rate of 60% for second-quarter 2006, before the Ultrascan acquisition. Digirad management is using the asset utilization metric to track the productivity of its DIS assets and drive improved margins.

Product-related revenues, which include camera sales and maintenance revenue, were $5.5 million and included sales of 19 cameras for the quarter, compared to $5.6 million, including sales of 19 cameras, for second-quarter 2006.

Casner continued: “We believe that Ultrascan-related augmentation of DIS’ services platform, continuing upgrades of DIS’ fleet of mobile cameras and higher utilization of these added resources will position us to generate growth of services revenues. We are also optimistic about the anticipated effects of our marketing initiatives, which include our efforts to form strategic alliances with centers of influence such as academic institutions and medical centers, to build awareness of Digirad services by supporting the imaging needs of local-area practitioners.”

Consolidated gross profit for the quarter improved to $5.8 million, or 30.9% of revenues, from $5.7 million, or 29.8% of revenues, for the second quarter of 2006. DIS gross margin improved to 27.4% of revenue, compared to 25.6% for second-quarter 2006. Product-related gross margin was 39.2%, compared to 39.8% for the second quarter of 2006.

Casner added: “During the quarter we continued to upgrade our DIS nuclear fleet of 87 cameras by replacing 15 cameras with the advanced multi-headed Cardius XPO configuration. Forty-two multi-headed mobile cameras are now in operation, and we expect to complete the upgrade within the next 18 months. We believe that the enhanced reliability and higher throughput of multi-headed cameras, and the higher productivity and shorter workdays they can achieve, enable us to reduce labor costs. This quarter’s results support our belief that this program can deliver the productivity and cost benefits we anticipate for our DIS business.”

Operating expenses for the quarter declined $1.3 million to $6.0 million from $7.3 million in second- quarter 2006. "Cost control remains a high priority,” Casner stated.

Net income for the quarter was $238,000, or $0.01 per share, after accounting for stock-based compensation expense of $351,000, compared to a net loss of $1.2 million, or $(0.06) per share, including stock-based compensation expense of $574,000.

For six months ended June 30, 2007, consolidated revenues were $36.4 million, compared to $38.0 million for the first six months of 2006. DIS revenue for the period was $25.5 million, compared to $26.6 million for six-months 2006, and product-related revenues were $10.8 million, compared to $11.4 million in the prior period. Consolidated gross margin for six months improved to 31.0% from 26.5% for the same period last year.

Net income for six months was $312,000, or $0.02 per share, including stock-based compensation expense of $625,000, compared to a net loss of $4.0 million, or $(0.21) per share, including stock-based compensation expense of $1.0 million, for the same period in 2006.

Cash and equivalents and securities available for sale on June 30, 2007, totaled $32.2 million, compared to $44.3 million on December 31, 2006. Cash usage in second-quarter 2007 included the $7.25 million acquisition of Ultrascan and repayment in full of $1.5 million of assumed debt which was offset in part by positive operating cash flows of $1.2 million. Net receivables were $9.7 million on June 30, 2007, compared to $7.5 million on December 31, 2006, the increase being largely attributable to acquiring Ultrascan receivables. Net inventories were $6.0 million on June 30, 2007 compared to $5.9 million on December 31, 2006.

Management Reaffirms 2007 Guidance
Reflecting the results for the first half of the year and the integration of Ultrascan, Digirad anticipates consolidated revenues for 2007 in the range of $77 million to $80 million, consisting of DIS revenue between $54 million and $56 million and product revenue between $23 million and $24 million; and consolidated net losses ranging from $500,000 to $2.5 million, including estimated stock-based compensation expense of $1.1 million. Digirad anticipates no stress agent revenue for 2007 versus stress agent revenue of $2.0 million for 2006.

Conference Call Information
Digirad has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call. A telephone replay of the call will be available at (800) 406-7325 or (303) 590-3030, conference ID #3764151, from approximately 2 p.m. EDT. The telephone replay will be available until 11:59 pm EDT on August 8.

About Digirad
Digirad Corporation provides diagnostic nuclear and ultrasound imaging systems and services to physicians’ offices, hospitals and other medical services providers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 450 systems; in addition, a mobile fleet of more than 120 nuclear and ultrasound imaging systems is being used in 22 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our expectations of gross margin improvements and declining operating expenses in both DIS and the product business; our belief that the Utlrascan acquisition is complementary to our DIS business and provides opportunities for the creation of future growth and positive financial performance; our expectations of improved performance and lower costs from our upgrade of the DIS fleet to the mobile version of the Cardius 3 XPO system, improved utilization of DIS assets and our efforts to form strategic alliances with centers of influence;; our expectations of achieving reduced operating costs as a result of cost cutting measures; and, in general, our anticipated financial results for 2007. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad's products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad's camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad effectively to market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

[Financial tables follow]

Digirad Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
DIS	$13,323	$13,403	$25,520	$26,620
Product	5,489	5,619	10,830	11,357

Total revenues	18,812	19,022	36,350	37,977

Cost of revenues:
DIS	9,667	9,967	18,605	20,399
Product	3,335	3,383	6,493	7,513

Total cost of revenues	13,002	13,350	25,098	27,912

Gross profit	5,810	5,672	11,252	10,065

Operating expenses:
Research and development	791	1,117	1,573	2,213
Sales and marketing	1,939	2,066	4,037	4,525
General and administrative	3,117	4,105	6,089	8,234
Amortization of intangible assets	103	20	109	29

Total operating expenses	5,950	7,308	11,808	15,001

Loss from operations	(140)	(1,636)	(556)	(4,936)

Interest and other, net	378	433	868	929

Net income (loss)	$238	$(1,203)	$312	$(4,007)

Net income (loss) per share - basic and diluted	$0.01	$(0.06)	$0.02	$(0.21)

Weighted average shares outstanding:
Basic	18,821	18,761	18,818	18,736
Diluted	19,208	18,761	19,208	18,736

Stock-based compensation expense
is included in the above as follows:

Cost of DIS revenue	$19	$71	$44	$91
Cost of Product revenue	17	23	43	41
Research and development	21	47	44	89
Sales and marketing	15	74	65	149
General and administrative	279	359	429	675

Digirad Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2007	Dec. 31, 2006(1)
	(Unaudited)
Assets

Cash and cash equivalents	$9,826	$10,070
Securities available-for-sale	22,394	34,256
Accounts receivable, net	9,704	7,534
Inventories, net	6,020	5,860
Other current assets	1,097	1,499

Total current assets	49,041	59,219

Property and equipment, net	14,418	9,570
Other intangible assets, net	3,219	428
Goodwill	2,699	—
Restricted cash	60	60

Total assets	$69,437	$69,277

Liabilities and stockholders' equity

Accounts payable	$2,011	$2,643
Accrued compensation	3,348	3,650
Accrued warranty	949	788
Other accrued liabilities	3,274	3,306
Deferred revenue	2,865	2,775
Current portion of long-term debt	262	269

Total current liabilities	12,709	13,431

Long-term debt, net of current portion	5	99
Deferred rent	268	302

Total stockholders' equity	56,455	55,445

Total liabilities and stockholders' equity	$69,437	$69,277

(1) The condensed consolidated balance sheet as of December 31, 2006, was derived from the audited financial statements as of that date.

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